Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Schedule 13D to which this agreement is attached as an exhibit, as well as any and all future amendments thereto (including amendments on Schedule 13G), shall be filed on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934.

February 27, 2026

United Airlines Holdings, Inc.

By:	/s/ Michael Leskinen
Name: Michael Leskinen
Title: Executive Vice President and Chief Financial Officer

United Airlines, Inc.

By:	/s/ Michael Leskinen
Name: Michael Leskinen
Title: Executive Vice President and Chief Financial Officer

CALFINCO Caymans, Ltd.

By:	/s/ Michael Leskinen
Name: Michael Leskinen
Title: Executive Vice President